Exhibit 99.1

EVERTEC REPORTS THIRD QUARTER 2017 RESULTS
UPDATES 2017 GUIDANCE RANGE
TEMPORARILY SUSPENDS DIVIDEND
EXTENDS SHARE REPURCHASE AUTHORIZATION

SAN JUAN, PUERTO RICO - November 7, 2017 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the third quarter ended September 30, 2017.

Third Quarter 2017 and Recent Highlights

•	Revenue grew 9% to $102.7 million

•	GAAP Net Income attributable to common shareholders was $6.1 million or $0.08 per diluted share as compared to $19.7 million or $0.26 per diluted share in the prior year

•	Adjusted EBITDA decreased 8% to $41.7 million

•	Adjusted earnings per common share was $0.33, a decrease of 20%

•	$7.2 million returned to shareholders in dividends

•	Board temporarily suspends dividend

•	Board extends share repurchase program to December 31, 2020

Nine-Month Year-to-Date 2017 Highlights

•	Revenue grew 7% to $307.5 million

•	GAAP Net Income attributable to common shareholders was $49.2 million, or $0.67 per diluted share as compared to $59.1 million or $0.79 per diluted share in the prior year

•	Adjusted EBITDA increased 1% to $141.0 million

•	Adjusted earnings per common share $1.22, an decrease of 2%

•	$29.4 million returned to shareholders through share repurchases and dividends

Mac Schuessler, President and Chief Executive Officer, stated “I am proud of our colleagues during and in the aftermath of the hurricanes in the third quarter. We delivered reliable and extraordinary service to our clients, employees and community.

Schuessler continued, "Due to the challenging conditions in Puerto Rico, our financial outlook for 2017 has been lowered. The Company's Board of Directors has determined that it is prudent to temporarily suspend the dividend until our business stabilizes and also extended our stock repurchase program to maintain capital allocation flexibility in the years ahead. We are committed to supporting our customers and our community as Puerto Rico rebuilds and we remain focused on our integration of PayGroup and the opportunities ahead in Latin America.”

Third Quarter 2017 Results

Revenue. Total revenue for the quarter ended September 30, 2017 was $102.7 million an increase of 9% compared with $94.5 million in the prior year.

Merchant Acquiring net revenue was $21.6 million, a decrease of 2% compared with $22.0 million in the prior year. Revenue results in the quarter were driven by volume increases in the first two months of the quarter offset by the impact of reduced volumes caused by the significant hurricanes in the last month of the quarter.

Payment Processing revenue was $34.2 million, an increase of 24% compared with $27.6 million in the prior year. Revenue growth in the quarter reflected the acquisition of PayGroup and increases in ATH® debit network transaction volumes and card processing volumes in the first two months of the quarter, partially offset by the reduced transaction volumes due to the impact of the hurricanes.

Business Solutions revenue was $47.0 million, an increase of 5% compared with $44.9 million in the prior year. Business Solutions revenue growth in the quarter primarily reflects increased revenue related to the acquisition of Accuprint and increased core banking revenue, partially offset by decreases in network services revenues related to hurricane impacts.

Adjusted EBITDA. For the quarter ended September 30, 2017, Adjusted EBITDA was $41.7 million, a decrease of 8% compared to the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) decreased 720 basis points to 40.6% compared with 47.8% in the prior year. The decrease in Adjusted EBITDA margin was primarily driven by revenue mix changes reflecting reduced high margin revenues due to the hurricane and the PayGroup acquisition.

Net Income attributable to common shareholders. For the quarter ended September 30, 2017, GAAP Net Income attributable to common shareholders was $6.1 million, or $0.08 per diluted share, compared with $19.7 million or $0.26 per diluted share in the prior year. The decrease is primarily related to $12.8 million in charges taken in connection with an exit activity for a third party software solution that is no longer commercially viable.

Adjusted Net Income. For the quarter ended September 30, 2017, Adjusted Net Income was $24.3 million, a decrease of 20% compared with $30.4 million in the prior year and included the impact of increased depreciation and amortization expense, increased interest expense, and a higher tax rate in the current year. Adjusted earnings per common share was $0.33, a decrease of 20% as compared to $0.41 in the prior year.

Dividend Suspended and Stock Repurchase Program Extended

The Evertec Board of Directors (the "Board") has voted to temporarily suspend the quarterly dividend on the Company's common stock due to the difficult operating environment in Puerto Rico. The Board anticipates reviewing the dividend policy as conditions stabilize in Puerto Rico. Future dividend declarations are subject to Board of Directors' approval and may be adjusted based on business needs or as market conditions change.

The Board approved an extension of the Company's current stock repurchase program to December 31, 2020. The program was due to expire on December 31, 2017. As of September 30, 2017, a total of approximately $72 million is available for future use. The Company may repurchase shares in the open market, through an accelerated share repurchase program or in privately negotiated transactions, subject to business opportunities and other factors.

Acquisition

On July 3, 2017, the Company’s main operating subsidiary, Evertec Group, LLC, and Evertec Panama S.A. completed the acquisition of EFT Group S.A., a Chilean-based company known commercially as PayGroup for US $42.8 million. PayGroup is a payment processing and software company serving primarily financial institutions throughout Latin America.

2017 Outlook

The Company is revising its financial outlook for 2017 as follows:

•	Total consolidated revenue between $393 and $401 million representing growth of 1% to 3%

•	Earnings per share (GAAP) of $0.70 to $0.80

•	Effective tax rate ranging between 10.0% to 10.5%

•	Adjusted earnings per common share guidance of $1.40 to $1.50 representing a range of -16% to -10% as compared to $1.67 in 2016

•	Capital expenditures ranging between $30 and $35 million

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its third quarter 2017 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Peter Smith, Executive Vice President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 10110465. The replay will be available through Tuesday, November 14, 2017. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

About Non-GAAP Financial Measures

This earnings release presents EBITDA, Adjusted EBITDA, Adjusted Net Income, and adjusted earnings per common share information. These supplemental measures of the Company’s performance are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America

(“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believe they are frequently used by securities analysts, investors and other interested parties to evaluate companies in the industry. Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included in the schedules to this release.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of Evertec to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular for a significant portion of revenue; our ability to renew our client contracts on terms favorable to us; the effectiveness of our risk management procedures; our dependence on our processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems, and the risk that our systems may experience breakdowns or fail to prevent security breaches or fraudulent transfers; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH® network; reduction in consumer confidence leading to decreased consumer spending; the Company’s dependence on credit card associations; regulatory limitations on our activities, including the potential need to seek regulatory approval to consummate transactions, due to our relationship with Popular and our role as a service provider to financial institutions; changes in the regulatory environment and changes in international, legal, tax, political, administrative or economic conditions; the geographical concentration of the Company’s business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; increased compliance risks associated with operating an international business; operating in countries and counterparties that put us at risk of violating U.S. sanctions laws; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state, and local regulatory requirements; evolving industry standards; the Company’s high level of indebtedness and restrictions contained in the Company’s debt agreements;uncertainty related to Hurricanes Irma and Maria and their aftermaths’ impact on the economies of Puerto Rico and the Caribbean; and the Company’s ability to generate sufficient cash to service the Company’s indebtedness and to generate future profits.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Consolidated Condensed Statements of Income and Comprehensive Income

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
(Dollar amounts in thousands, except share data)
Revenues
Merchant acquiring, net	$21,555	$21,970	$67,546	$68,137
Payment processing	34,218	27,584	95,027	82,716
Business solutions	46,952	44,913	144,943	136,765
Total revenues	102,725	94,467	307,516	287,618
Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	62,699	41,753	149,902	127,127
Selling, general and administrative expenses	14,612	10,818	40,031	34,226
Depreciation and amortization	16,606	14,889	48,189	44,500
Total operating costs and expenses	93,917	67,460	238,122	205,853
Income from operations	8,808	27,007	69,394	81,765
Non-operating income (expenses)
Interest income	159	87	560	266
Interest expense	(8,012)	(6,276)	(22,454)	(18,292)
Earnings (losses) of equity method investment	155	43	413	(58)
Other income	192	489	2,829	1,747
Total non-operating expenses	(7,506)	(5,657)	(18,652)	(16,337)
Income before income taxes	1,302	21,350	50,742	65,428
Income tax (benefit) expense	(4,840)	1,639	1,248	6,316
Net income	6,142	19,711	49,494	59,112
Less: Net income attributable to non-controlling interest	40	31	274	49
Net income attributable to EVERTEC, Inc.’s common stockholders	6,102	19,680	49,220	59,063
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	2,083	(1,041)	(518)	(2,620)
Gain (loss) on cash flow hedge	381	83	757	(4,464)
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$8,566	$18,722	$49,459	$51,979
Net income per common share:
Basic	$0.08	$0.27	$0.68	$0.79
Diluted	$0.08	$0.26	$0.67	$0.79
Shares used in computing net income per common share:
Basic	72,386,947	73,872,048	72,509,742	74,506,323
Diluted	73,093,718	74,290,733	73,090,012	74,751,894

EVERTEC, Inc.
Schedule 2: Unaudited Consolidated Condensed Balance Sheets

(Dollar amounts in thousands)	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$48,440	$51,920
Restricted cash	10,352	8,112
Accounts receivable, net	75,959	77,803
Prepaid expenses and other assets	24,778	20,430
Total current assets	159,529	158,265
Investment in equity investee	12,832	12,252
Property and equipment, net	36,520	38,930
Goodwill	402,103	370,986
Other intangible assets, net	289,095	299,119
Deferred tax asset	1,131	805
Other long-term assets	3,757	5,305
Total assets	$904,967	$885,662
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$40,509	$34,243
Accounts payable	27,845	40,845
Unearned income	6,566	4,531
Income tax payable	4,745	1,755
Current portion of long-term debt	46,415	19,789
Short-term borrowings	33,000	28,000
Total current liabilities	159,080	129,163
Long-term debt	561,898	599,667
Deferred tax liability	14,156	14,978
Unearned income - long term	20,783	17,303
Other long-term liabilities	11,369	16,376
Total liabilities	767,286	777,487
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 72,390,103 shares issued and outstanding at September 30, 2017 (December 31, 2016 - 72,635,032)	723	726
Additional paid-in capital	2,299	—
Accumulated earnings	143,038	116,341
Accumulated other comprehensive loss, net of tax	(12,152)	(12,391)
Total EVERTEC, Inc. stockholders’ equity	133,908	104,676
Non-controlling interest	3,773	3,499
Total equity	137,681	108,175
Total liabilities and equity	$904,967	$885,662

EVERTEC, Inc.
Schedule 3: Unaudited Consolidated Condensed Statements of Cash Flows

	Nine months ended September 30,
(Dollar amounts in thousands)	2017	2016
Cash flows from operating activities
Net income	$49,494	$59,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,189	44,500
Amortization of debt issue costs and accretion of discount	3,828	2,965
Provision for doubtful accounts and sundry losses	452	1,525
Deferred tax benefit	(6,338)	(2,458)
Share-based compensation	6,579	4,569
Loss on impairment of software	6,473	—
Loss on disposition of property and equipment and other intangibles	229	112
(Earnings) losses of equity method investment	(413)	58
Decrease (increase) in assets:
Accounts receivable, net	5,446	7,358
Prepaid expenses and other assets	(3,813)	(3,623)
Other long-term assets	1,447	(1,163)
(Decrease) increase in liabilities:
Accounts payable and accrued liabilities	(9,127)	3,686
Income tax payable	2,990	1,501
Unearned income	4,570	6,541
Other long-term liabilities	(1,571)	(82)
Total adjustments	58,941	65,489
Net cash provided by operating activities	108,435	124,601
Cash flows from investing activities
Net (increase) decrease in restricted cash	(2,240)	3,536
Additions to software	(15,955)	(17,469)
Property and equipment acquired	(8,285)	(14,016)
Acquisitions, net of cash acquired	(42,836)	(5,947)
Proceeds from sales of property and equipment	30	44
Net cash used in investing activities	(69,286)	(33,852)
Cash flows from financing activities
Statutory withholding taxes paid on share-based compensation	(1,576)	(522)
Net increase (decrease) in short-term borrowings	5,000	(1,000)
Repayment of short-term borrowing for purchase of equipment and software	(1,872)	(1,209)
Dividends paid	(21,762)	(22,372)
Credit amendment fees	—	(3,587)
Repurchase of common stock	(7,671)	(29,696)
Repayment of long-term debt	(14,748)	(16,125)
Net cash used in financing activities	(42,629)	(74,511)
Net (decrease) increase in cash	(3,480)	16,238
Cash at beginning of the period	51,920	28,747
Cash at end of the period	$48,440	$44,985

EVERTEC, Inc.
Schedule 4: Unaudited Income from Operations by Segment

	Three months ended September 30,		Nine months ended September 30,
(Dollar amounts in thousands)	2017	2016	2017	2016
Segment income from operations
Merchant Acquiring	$(656)	$6,728	13,444	$23,940
Payment Processing	8,094	12,803	41,893	39,493
Business Solutions	8,506	14,930	35,678	43,299
Total segment income from operations	15,944	34,461	91,015	106,732
Merger related depreciation and amortization and other unallocated expenses (1)	(7,136)	(7,454)	(21,621)	(24,967)
Income from operations	$8,808	$27,007	$69,394	$81,765

1)	Primarily represents non-operating depreciation and amortization expenses generated as a result of the Merger and certain non-recurring fees and expenses.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended September 30,		Nine months ended September 30,
(Dollar amounts in thousands, except share data)	2017	2016	2017	2016
Net income	$6,142	$19,711	$49,494	$59,112
Income tax (benefit) expense	(4,840)	1,639	1,248	6,316
Interest expense, net	7,853	6,189	21,894	18,026
Depreciation and amortization	16,606	14,889	48,189	44,500
EBITDA	25,761	42,428	120,825	127,954
Software maintenance reimbursement and other costs (1)	—	60	—	521
Equity income (2)	(155)	(114)	(413)	(13)
Compensation and benefits (3)	2,348	2,003	6,551	8,033
Transaction, refinancing and other fees (4)	974	727	1,254	1,697
Exit activity (5)	12,783	—	12,783	—
Restatement related expenses (6)	—	41	—	1,837
Adjusted EBITDA	41,711	45,145	141,000	140,029
Operating depreciation and amortization(7)	(7,969)	(7,079)	(23,126)	(21,166)
Cash interest expense, net (8)	(6,500)	(5,030)	(18,238)	(15,331)
Income tax expense (9)	(2,867)	(2,534)	(9,836)	(10,004)
Non-controlling interest (10)	(106)	(81)	(431)	(169)
Adjusted net income	$24,269	$30,421	$89,369	$93,359
Net income per common share (GAAP):
Diluted	$0.08	$0.26	$0.67	$0.79
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.33	$0.41	$1.22	$1.25
Shares used in computing adjusted earnings per common share:
Diluted	73,093,718	74,290,733	73,090,012	74,751,894

1)	Predominantly represents reimbursements received for certain software maintenance expenses as part of the Merger, recorded as part of cost of revenues.

2)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

3)
Primarily represents share-based compensation and other compensation expense of $2.4 million and $1.2 million for the quarters ended September 30, 2017 and 2016 and severance payments $0.8 million for the quarter ended September 30, 2016. For September 30, 2017 share-based compensation expense of $0.7 million was recorded as part of cost of revenues, while share-based compensation of $1.7 million was recorded as part of selling, general and administrative expenses. For September 30, 2016, share-based compensation expense of $0.2 million and severance payments of $0.1 million were recorded as part of cost of revenues, while share-based compensation of $1.0 million and severance payments of $0.7 million were recorded as part of selling, general and administrative expenses. For the nine months ended September 30, 2017 and 2016 primarily represents share-based compensation and other compensation expense of $6.6 million and $4.6 million, respectively, and severance payments of $3.3 million for the nine months ended September 30, 2016. For September 30, 2017 share-based compensation expense of $1.8 million and severance payments of $0.7 million were recorded as part of cost of revenues, while share-based compensation of $4.8 million was recorded as part of selling, general and administrative expenses. For September 30, 2016, share-based compensation expense of $0.9 million and severance payments of $2.3 million were recorded as part of cost of revenues, while share-based compensation of $3.8 million and severance payments of $1.0 million were recorded as part of selling, general and administrative expenses.

4)	Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, recorded as part of selling, general and administrative expenses and cost of revenues.

5)	Impairment charge and contractual fee accrual for a third party software solution that was determined to be commercially unviable.

6)	Represents consulting, audit and legal expenses incurred as part of the restatement, recorded as part of selling, general and administrative expenses.

7)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of the Merger and other from purchase accounting intangibles generated from acquisitions.

8)
Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.

9)	Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate.

10)	Represents the 35% non-controlling equity interest in Processa, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	2017 Outlook[6]			2016 Actual
(Dollar amounts in millions, except share data)

Revenues	$393	to	$401	$390

Earnings per Share (EPS) - Diluted (GAAP)	$0.70	to	$0.80	$1.01

Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (1)	0.28		0.28	0.27
Merger related depreciation and amortization (2)	0.43		0.43	0.42
Non-cash interest expense (3)	0.08		0.08	0.05
Tax effect of non-GAAP adjustments (4)	(0.08)		(0.08)	(0.07)
Non-controlling interest (5)	(0.01)		(0.01)	—
Total adjustments	0.70		0.70	0.67

Adjusted Earnings per common share (Non-GAAP)	$1.40	to	$1.50	$1.67
Shares used in computing adjusted earnings per share (in millions)			73.1	74.5

1)
Represents share based compensation, the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A. , and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.

2)	Represents depreciation and amortization expenses amounts generated as a result of the Merger and other M&A transactions.

3)	Represents non-cash amortization of the debt issue costs, premium and accretion of discount.

4)	Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (in an anticipated range of 10.0% to 10.5%).

5)	Represents the 35% non-controlling equity interest in Processa, net of amortization of intangibles created as part of the purchase.

6)	The 2017 Outlook includes uncertainty related to Hurricanes Irma and Maria which could have prolonged negative impact on the Puerto Rican and Caribbean economies.